Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated effective as of August 18, 2016 (the “Effective Date”), is made by and between Liberty Media Corporation, a Delaware corporation (the “Company”), and Richard Baer (the “Executive”).

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Employer and the Executive agree as follows:

1. Definitions.

(a) “Applicable Companies” means Employer, Liberty Interactive, Liberty Broadband, Liberty TripAdvisor Holdings, and any other Person (other than Starz) to which Executive is then providing services at the direction of Employer as contemplated by Section 3.1(b), as well as their respective Subsidiaries.

(b) “Board” means the Board of Directors of Employer.

(c) “Cause” means:  (i) the Executive’s willful failure to follow the lawful instructions of the Board, Employer’s chief executive officer, or the board of directors or chief executive officer of another Applicable Company for which the Executive is then serving as Chief Legal Officer; (ii) the commission by the Executive of any fraud, misappropriation or other serious misconduct in relation to Employer, another Applicable Company or a Subsidiary of an Applicable Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; or (iv) the Executive’s failure to comply in any material respect with this Agreement or any other agreement between the Executive, on the one hand, and the Employer or another Applicable Company or a Subsidiary of an Applicable Company, on the other.  Notwithstanding anything contained herein to the contrary, the Executive’s employment with Employer may not be terminated for Cause pursuant to clause (i), (ii) or (iv) above unless (A) the decision is made by a majority of the Board at a Board meeting where the Executive had an opportunity to be heard; (B) Employer provides the Executive with written notice of the Board’s decision to terminate the Executive’s employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision; and (C) if such act or failure to act is determined by the Board to be capable of being cured, the Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Board within ten days after such notice.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was legal, proper, and in the best interests of Employer or another Applicable Company, as applicable.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the board of directors of an Applicable Company or based upon the advice of counsel (which counsel is a licensed attorney or firm of attorneys other than the Executive) for Employer or another Applicable Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Employer or such other Applicable Company.

(d) “Close of Business” means, on any day, 5:00 p.m., Denver, Colorado time.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f) “Committee Certification Date” has the meaning specified in Section 5.3(c).

(g)  “Disability” means (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months; or (ii) the Executive’s eligibility to receive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, income replacement benefits for a period of at least three months under the Employer’s accident or health plan.

(h) “Employer” means the Company or such other entity to which this Agreement is hereafter assigned in accordance with Section 7.
(i) “Existing Employment Agreement” has the meaning specified in Section 2.1.
(j) “Good Reason” means the occurrence of any of the following events:
(i) the failure of Employer to appoint the Executive as, or to permit him to remain as, Chief Legal Officer of Employer, if that failure is not cured within 30 days after written notice;

(ii) the assignment by Employer to the Executive of duties materially inconsistent with his status as Chief Legal Officer of a publicly-traded company or any material diminution in the Executive’s duties and/or responsibilities or reporting obligations to Employer, or his titles or authority with respect to Employer, if that inconsistency or diminution is not cured within 30 days after written notice;

(iii) a material reduction by Employer of the Executive’s Base Salary or Target Bonus Opportunity (as defined below in Section 4.2);
(iv) Employer’s failure to provide any payments or employee benefits required to be provided to the Executive under this Agreement and continuation of that failure for 30 days after written notice;

(v) any material breach of this Agreement or any other material agreement between the Executive, on the one hand, and Employer or any Subsidiary of Employer, on the other, by Employer or such Subsidiary, if not cured within 30 days after written notice;

(vi) the failure of Employer to grant to the Executive all or any part of the target Performance RSU grant specified in Section 4.8; and/or
(vii) a failure of Employer to have any successor to Employer assume in writing Employer’s obligations under the Agreement, if not cured within 30 days after written notice.

Notwithstanding the foregoing, Good Reason will not be deemed to exist unless the Executive gives Employer notice within 60 days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason.  For the avoidance of doubt, the termination by Employer or another Applicable Company of the Executive’s employment with, provision of services to, or status as the Chief Legal Officer of an Applicable Company other than Employer does not constitute “Good Reason” within the meaning of this Agreement for the Executive to terminate his employment with Employer.  In addition, “Good Reason” for the Executive to terminate his employment with Employer shall not exist if the Company removes the Executive from the position of Chief Legal Officer of the Company but immediately following such removal the Executive continues to be employed as the Chief Legal Officer of Liberty Interactive and Liberty Interactive has assumed the Company’s obligations under this Agreement and has become the Employer under this Agreement.  The Executive and Employer agree that Employer’s actions or inactions described in clauses (i) through (iv), (vi) and (vii) above will constitute a material breach of this Agreement; provided, that the Executive’s sole remedy in respect of any such breach shall be to terminate this Agreement for Good Reason pursuant to Section 5.3.

(k) “Liberty Broadband” means Liberty Broadband Corporation, a Delaware corporation.
(l) “Liberty Interactive” means Liberty Interactive Corporation, a Delaware corporation.
(m) “Liberty TripAdvisor Holdings” means Liberty TripAdvisor Holdings, Inc., a Delaware corporation.
(n) “Multi-Year Options” has the meaning specified in Section 4.7.
(o) “New Employment Start Date” means January 1, 2017.
(p) “Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
(q) “Performance RSUs” has the meaning specified in Section 4.8.
(r) “Protected Termination” has the meaning specified in Section 5.3(a).

(s) “Separation” means the Executive’s “separation from service” from Employer as defined in Treasury Regulation Section 1.409A-1(h).
(t) “Severance Payment” means the applicable lump sum cash payment payable to the Executive pursuant to Section 5.1(a)(iv), Section 5.2(a)(iii), or Section 5.3(a)(iii) through (v), as applicable.
(u) “Standard Entitlements” has the meaning specified in Section 5.1(a).
(v) “Subsidiary” has the meaning specified in the Company’s 2013 Incentive Plan (As Amended and Restated March 31,2015).
2. Employment Period.

2.1 Existing Employment Agreement.  The Company and the Executive are party to an Executive Employment Agreement dated effective as of October 31, 2012 (the “Existing Employment Agreement”), which will continue to govern the terms of the Executive’s employment with Employer until the New Employment Start Date.  Notwithstanding anything to the contrary in the Existing Employment Agreement (including Section 9(i)), if the Executive’s employment is terminated pursuant to Section 5(c) of the Existing Employment Agreement at any time prior to the New Employment Start Date, the Executive will be entitled to the Severance Payment (as defined in the Existing Employment Agreement) and other severance benefits specified in Section 5(c) of the Existing Employment Agreement, subject to satisfaction of the release condition set forth in Section 5(j) of the Existing Employment Agreement.

2.2 Employment Period.  The employment term of this Agreement is effective, and Employer will employ the Executive and the Executive accepts such employment for the period beginning on the New Employment Start Date and, unless earlier terminated upon the Executive’s Separation, ending at the Close of Business on December 31, 2020 (the “Employment Period”).  If the Executive’s employment with the Company is terminated for any reason prior to the New Employment Start Date, this Agreement will automatically terminate and be of no effect  as of the date of such termination of the Executive’s employment; provided that Section 2.1 shall survive any such termination.

3. Title, Position and Duties.
3.1 Title and Reporting.
(a) During the Employment Period, the Executive will be employed as the Chief Legal Officer of Employer, and he will report directly to Employer’s Chief Executive Officer.

(b) The Company is party to a Services Agreement with each of Liberty Interactive, Liberty Broadband and Liberty TripAdvisor Holdings, pursuant to which the Company provides legal services to such entities and their respective Subsidiaries.  The scope of Executive’s duties as of the New Employment Start Date include that Executive will also be an employee of Liberty Interactive and will serve as Chief Legal Officer of each of Liberty

Interactive, Liberty Broadband and Liberty TripAdvisor Holdings and such other entities as Employer may request from time to time.  The Executive will also provide legal services to Starz, a Delaware corporation, and any other entities, to the extent directed to do so by Employer from time to time.

3.2 Duties.  The Executive will perform such duties during the Employment Period as are consistent with his title and position as Chief Legal Officer of a publicly-traded company, and with the additional duties specified in Section 3.1(b).

3.3 Time and Effort.  The Executive will devote his efforts and abilities, and substantially all his business time, to the performance of his duties to Employer and the other Applicable Companies; provided that he will, to the extent the same does not substantially conflict or interfere with the performance of his duties hereunder, be permitted to: (i) serve on corporate and civic boards and committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal and family investments, and (iv) serve as a consultant to outside entities after obtaining the written consent of the Chief Executive Officer of Employer to such engagement, which shall be given in the Chief Executive Officer’s sole discretion and which consent may be withdrawn upon reasonable notice to the Executive.

4. Salary, Bonus, Benefits, Expenses and Equity Grants.

4.1 Salary.  For all services that Executive renders to, or at the direction of, Employer pursuant to this Agreement, including in respect of the other Applicable Companies, the Executive’s initial base salary is $901,000 per annum during the Employment Period (the “Base Salary”).  The Base Salary may, at the Company’s discretion, be adjusted from time to time.  The term “Base Salary” as used in this Agreement will refer to the Base Salary as it may be so adjusted.

4.2 Bonus.  For calendar year 2017 and each subsequent calendar year during the Employment Period, the Executive will be eligible to receive a target cash bonus of 100% of the Executive’s Base Salary for such year (the “Target Bonus Opportunity”); provided, that in no event will the aggregate bonus paid to the Executive for any year (the “Bonus”) exceed two times the Executive’s Base Salary for such year.  Any target bonus opportunity which the Executive is eligible to receive from an Applicable Company other than Employer for any calendar year during the Employment Period will reduce the amount of the Target Bonus Opportunity that the Executive is eligible to receive from Employer under this Section 4.2 for such year.   The Bonus, if any, payable with respect to services performed in any calendar year will be paid prior to March 15th of the year following the year to which such service relates.  The Executive acknowledges that payment of any Bonus to the Executive is discretionary and may be made subject to the achievement of one or more performance objectives (which may include negative discretion criteria).

4.3 Benefits.  During the Employment Period, the Executive, and his dependents, if applicable, will be entitled to participate in and be covered on the same basis as other senior executives of Employer, under all employee benefit plans and programs of Employer, including without limitation vacation, retirement, health insurance and life insurance.

4.4 Vacation.  During the Employment Period, the Executive will be entitled to paid vacation and/or paid time off in accordance with the plans, policies, programs and practices of Employer provided generally to other senior executives of Employer.

4.5 Perquisites.   During the Employment Period, Employer will provide the Executive with those perquisites and other personal benefits provided by Employer from time to time to its other senior executive officers during the Employment Period.

4.6 Business Expenses.  The Company will promptly pay or reimburse the Executive for reasonable expenses incurred in connection with the Executive’s employment in accordance with Employer’s standard policies and practices as in effect from time to time.

4.7 Upfront Equity Awards.  As part of the consideration for the Executive’s services to be provided pursuant to this Agreement, the Company and Liberty Interactive, as applicable, have approved the grant to the Executive of the following equity awards, which grants were approved on May 24, 2016 with a grant date of June 1, 2016, pursuant to separate grant agreements dated as of the grant date (collectively, the “Multi-Year Options”), (i) options to acquire 386,434 shares of Liberty Interactive’s Series A QVC Group common stock, (ii) options to acquire 103,832  shares of Liberty Interactive’s Series A Liberty Ventures common stock, (iii) options to acquire 346,466 shares of the Company’s Series C Liberty SiriusXM common stock, (iv) options to acquire 32,048 shares of the Company’s Series C Liberty Braves common stock, and (v) options to acquire 83,942 shares of the Company’s Series C Liberty Media common stock.  The Multi-Year Options will terminate and be forfeited in their entirety upon termination of the Executive’s employment with the Company for any reason prior to the New Employment Start Date.

4.8 Annual Performance Awards.  For each of calendar years 2017, 2018, 2019, and 2020, Executive will be eligible to receive from Employer a target grant of performance-based Restricted Stock Units (the “Performance RSUs”) with an aggregate initial target grant value equal to at least $1,875,000 per calendar year.  The initial target grant value of any Performance RSUs granted to the Executive by an Applicable Company other than Employer for any calendar year during the Employment Period will reduce the initial target grant value of the Performance RSUs that the Executive is eligible to receive from Employer under this Section 4.8 for such year.  Such grants will be made pursuant to Restricted Stock Unit award agreements in the form approved by the applicable issuer from time to time, which shall include the applicable terms set forth in Section 5 as well as the issuer’s other standard terms and provisions.  The vesting of each grant of Performance RSUs will be subject to the satisfaction of such performance criteria as are determined in advance each year by the compensation committee of the board of directors of the applicable issuer (which may include negative discretion criteria) and will be designed in a manner such that the Performance RSUs will be treated as “qualified performance-based compensation” within the meaning of Code Section 162(m).  Notwithstanding anything to the contrary in this Agreement, in no event will any Performance RSUs be granted to Executive after the date of Executive’s termination of employment.

4.9 Entirety of Compensation. The compensation payable to the Executive pursuant to this Agreement, together with the Multi-Year Options and the Performance RSUs, constitutes the entire compensation to which Executive is entitled in respect of the services to be provided by the Executive to the Applicable Companies, Starz and any other entities to which Executive provides services at the request of the Company in accordance with Section 3.1(b) of this Agreement.

4.10 Code Section 409A Timing of Reimbursements.  All reimbursements under this Agreement, including without limitation Section 4.6, will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.  Additionally, reimbursements or in-kind benefits made or provided to the Executive during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year and no such reimbursements or in-kind benefits will be subject to liquidation or exchange for another benefit.

5. Termination of Employment.
5.1 Termination Due to Death.

(a) Upon termination of the Executive’s employment during the Employment Period as a result of the Executive’s death, the Executive’s estate or his legal representative, as the case may be, will receive from Employer: (i) a lump sum payment equal to any Base Salary earned but unpaid as of the date of Separation; (ii) a lump sum payment of any unpaid expense reimbursement and any amounts required by law to be paid to the Executive (the amounts specified in this clause (ii) and the preceding clause (i), the “Standard Entitlements”); (iii) a lump sum payment of any declared but unpaid Bonus for the prior year; and (iv) a lump sum cash payment in the amount of $1,900,000.  Subject to Section 5.11, all such payments will be made on the 53rd day after the effective date of the Executive’s death, unless that day is not a day on which banking institutions in Denver, Colorado are open for business (a “business day”), in which case such payments will be made on the immediately succeeding business day.

(b) The award agreements for the Multi-Year Options will provide that, subject to Section 5.11, upon termination of the Executive’s employment during the Employment Period as a result of the Executive’s death, the Multi-Year Options (i) will vest effective as of the date of the Executive’s death and will become exercisable to the extent not already vested as of such date, and (ii) will remain exercisable for a period of one year following the date of the Executive’s death.

(c) The award agreements for the Performance RSUs will provide that, subject to Section 5.11, upon termination of the Executive’s employment during the Employment Period as a result of the Executive’s death, any issued and outstanding but unvested Performance RSUs will vest effective as of the date of the Executive’s death to the extent not already vested as of such date.

5.2 Termination Due to the Executive’s Disability.
(a) Upon 30 days’ prior written notice to the Executive, Employer may terminate the Executive’s employment with Employer due to Disability. If such event occurs during the Employment Period, the Executive or his legal representative, as the case may be, will receive: (i) the Standard Entitlements, (ii) a lump sum payment of any declared but unpaid Bonus for the prior year; and (iii) a lump sum cash payment in the amount of $1,900,000.  Subject to Section 5.11, all such payments will be made on the 53rd day after the effective date of the Executive’s termination due to Disability or, if that day is not a business day, on the immediately succeeding business day.

(b) The award agreements for the Multi-Year Options will provide that, subject to Section 5.11, upon termination by Employer of the Executive’s employment during the Employment Period due to Disability, the Multi-Year Options (i) will vest effective as of the date of such termination of employment and become exercisable to the extent not already vested as of such date, and (ii) will remain exercisable for a period of one year following the date of termination of the Executive’s employment.

(c) The award agreements for the Performance RSUs will provide that, subject to Section 5.11, upon termination by Employer of the Executive’s employment during the Employment Period due to Disability, any issued and outstanding but unvested Performance RSUs will vest effective as of the date of such termination of employment to the extent not already vested as of such date.

5.3 Termination by Employer Without Cause or by the Executive for Good Reason.

(a) Upon 30 days’ prior written notice to the Executive, Employer may terminate the Executive’s employment with Employer without Cause.  Upon 30 days’ prior written notice to Employer, the Executive may terminate his employment with Employer for Good Reason.  If either such event occurs during the Employment Period (if occurring during the Employment Period, a “Protected Termination”), the Executive will receive: (i) the Standard Entitlements; (ii) a lump sum payment of any declared but unpaid Bonus for the prior year, (iii) if such Protected Termination occurs on January 1, 2017 through March 31, 2018, a lump sum cash payment in the amount of $5,300,000, (iv) if such Protected Termination occurs on April 1, 2018 through March 31, 2019, a lump sum cash payment in the amount of $3,500,000, and (v) if such Protected Termination occurs on April 1, 2019 through the close of business on December 31, 2020, a lump sum cash payment in the amount of $1,900,000.   Subject to Section 5.11, all such payments will be made on the 53rd day after the effective date of the Executive’s Separation or, if that day is not a business day, on the immediately succeeding business day.

(b) The award agreements for the Multi-Year Options will provide that, subject to Section 5.11:

(i) if a Protected Termination occurs on January 1, 2017 through December 31, 2019, that number of Multi-Year Options equal to 75% of the original number of Multi-Year Options granted to the Executive by the Company (less any such options that have previously vested) and that number of Multi-Year Options equal to 75% of the original number of Multi-Year Options granted to the Executive by Liberty Interactive (less any such options that have previously vested) will vest effective as of the date of such termination, in no event to exceed the total number of unvested Multi-Year Options as of the date of a Protected Termination;

(ii) if a Protected Termination occurs on January 1, 2020 through December 31, 2020, any Multi-Year Options that are issued and outstanding as of the date of such Protected Termination will vest effective as of the date of such termination and become exercisable to the extent not already vested as of such date; and

(iii) any Multiyear Options that are outstanding and vested (including as a result of the preceding acceleration provisions), but unexercised, as of the date of a Protected Termination will remain exercisable for the Special Termination Period (as defined in the applicable award agreement, which shall be consistent with the definition in the award agreements for the options granted to the Executive in connection with his Existing Employment Agreement).

(c) The award agreements for the Performance RSUs will provide that, subject to Section 5.11, if a Protected Termination occurs during the Employment Period, any Performance RSUs that are issued and outstanding but unvested as of the date of the Protected Termination will remain outstanding until the date as of which the applicable compensation committee determines whether the performance criteria applicable to such Performance RSUs were met (such date, the "Committee Certification Date"), and will vest on the Committee Certification Date to the extent that the applicable compensation committee determines that the performance criteria applicable to such equity awards were met and that such awards would have been earned if the Executive had remained employed for the entire performance year (i.e., without pro ration based on a partial year of service).

(d) For the avoidance of doubt, it shall not constitute a Protected Termination if the Company terminates the Executive’s employment without Cause but immediately following such termination the Executive continues to be employed as the Chief Legal Officer of Liberty Interactive and Liberty Interactive has assumed the Company’s obligations under this Agreement and has become the Employer under this Agreement.

5.4 Termination For Cause.

(a) Subject to the provisions of Section 1(c), Employer may terminate the Executive’s employment with Employer for Cause.  In such event, the Executive will receive the Standard Entitlements.  Unless earlier payment of such amounts is required pursuant to applicable law, all such payments will be made on the 45th day after the Separation date or, if that day is not a business day, on the immediately succeeding business day.

(b) The award agreements for the Multi-Year Options will provide that upon a termination of the Executive’s employment with Employer for Cause during the Employment Period, all unexercised Multi-Year Options, whether vested or unvested, will terminate immediately upon such termination of the Executive’s employment.

(c) The award agreements for the Performance RSUs will provide that upon a termination of the Executive’s employment with Employer for Cause during the Employment

Period, the Executive will forfeit all rights to any Performance RSUs then held by the Executive that are not vested as of the date of such termination of the Executive’s employment.
5.5 Termination Without Good Reason.

(a) Upon 30 days’ prior written notice to Employer, the Executive will have the right to terminate his employment with Employer without Good Reason or any reason at all.  If such event occurs during the Employment Period, the Executive will receive: (i) the Standard Entitlements; and (ii) a lump sum payment of any declared but unpaid Bonus for the prior year.  Unless earlier payment of such amounts is required pursuant to applicable law, all such payments will be made on the 45th day after the effective date of the Executive’s Separation or, if that day is not a business day, on the immediately succeeding business day.

(b) The award agreements for the Multi-Year Options will provide that upon a voluntary termination by the Executive of his employment with Employer during the Employment Period (other than a termination for Good Reason) (i) the Executive will forfeit all rights to any Multiyear Options then held by Executive that have not become vested as of the date of such termination of the Executive's employment; and (ii) any Multiyear Options that are outstanding and vested, but unexercised, as of the date of such termination of Executive's employment will remain exercisable for a period of up to 90 days after the date of termination (but in no event will be exercisable after the stated term of such options).

(c) The award agreements for the Performance RSUs will provide that upon a voluntary termination by the Executive of his employment with Employer during the Employment Period (other than a termination for Good Reason), Executive will forfeit all rights to any Performance RSUs then held by Executive that have not become vested as of the date of such termination of Executive's employment.

5.6 Termination at or Following Expiration of the Employment Period.

(a) The voluntary or involuntary termination of the Executive’s employment with Employer at or after the Close of Business on December 31, 2020 for any reason (a “Post-Employment Period Termination”) does not constitute a termination or Separation “during the Employment Period” for purposes of any amounts to be paid or benefits to be given to the Executive pursuant to any of Section 5.1,  Section 5.2,  Section 5.3 or Section 5.5.  Upon a Post-Employment Period Termination, (i) the Employer shall pay to the Executive the Standard Entitlements; and (ii) except in the case of a termination by Employer for Cause, the Executive’s Bonus for 2020 will thereafter be paid on the Company’s regular payment date to the extent that the compensation committee determines that such Bonus was earned and would have been paid if the Executive had remained employed on the payment date for such Bonus.

(b) The award agreements for the Multi-Year Options will provide that upon a Post-Employment Period Termination (i) for any reason other than Cause, any Multiyear Options then held by Executive that are outstanding and vested, but unexercised, will remain exercisable throughout the remainder of the full original term of such equity award (determined without reference to any provision in the applicable award agreement that reduces the exercisability of, or limits the vesting of, such equity award upon the Executive’s termination of employment, but otherwise in accordance with the terms and conditions applicable to such equity award) and (ii) for Cause, all unexercised Multi-Year Options, whether vested or unvested, will terminate immediately upon such termination of the Executive’s employment.

(c) The award agreements for the Performance RSUs issued to the Executive in calendar year 2020 (the “2020 Performance RSUs”) will provide that upon a Post-Employment Period Termination prior to the Committee Certification Date for such awards,  other than a termination for Cause or a termination by reason of death or Disability, the 2020 Performance RSUs will remain outstanding until the Committee Certification Date and will vest on the Committee Certification Date to the extent that the applicable compensation committee determines that the performance criteria applicable to such equity awards were met and that such awards would have been earned if the Executive had remained employed on the Committee Certification Date.  Upon a Post-Employment Period Termination for Cause prior to the Committee Certification Date for such awards, the 2020 Performance RSUs will terminate as of the date of such termination.  Upon a Post-Employment Period Termination by reason of death or Disability prior to the Committee Certification Date for such awards, the 2020 Performance RSUs will immediately vest in full.

5.7 Specified Employee.  Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits under Section 5 by reason of his Separation other than as a result of his death, (ii) the Executive is a “specified employee” with respect to Employer within the meaning of Section 409A of the Code on the date of Separation, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit were to commence within six months after a termination of the Executive’s employment, then such payment or benefit required under Section 5 will instead be paid as provided in this Section 5.7.  Each severance payment contemplated under Section 5 will be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Such payments or benefits which would have otherwise been required to be made during such six month period will be paid, without interest, to the Executive in one lump sum payment or otherwise provided to the Executive on the first business day that is six months and one day after the termination of the Executive’s employment.  Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth above.  For purposes of this Agreement, with respect to any payment under this Agreement that is subject to (and not exempt from) Code Section 409A, all references to “Separation,” “termination of employment” and other similar language will be deemed to refer to the Executive’s “separation from service” with Employer as defined in Treasury Regulation Section 1.409A-1(h).

5.8 Full Settlement; No Mitigation.  Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer or any Subsidiary may have against the Executive.  In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

5.9 Non-exclusivity of Rights.  Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Employer or a Subsidiary of Employer and for which the Executive may qualify, except as specifically provided herein.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of Employer or a Subsidiary of Employer at or subsequent to a Separation will be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

5.10 Termination of Employment with an Applicable Company other than Employer.  The Executive’s employment with, provision of services to, or status as the Chief Legal Officer of any of the Applicable Companies other than Employer may be terminated at any time, with or without cause or for any reason at all, and without any liability to the Executive, it being acknowledged that the provisions of this Section 5 do not apply to any such termination.  The provisions of this Section 5.10 do not impact any rights of the Executive under this Agreement to terminate his employment with Employer for Good Reason.

5.11 Release Condition.  If the Executive’s employment hereunder is terminated pursuant to Section 5.1,  Section 5.2,  Section 5.3 or Section 5.6, the payment by Employer to the Executive of any Severance Payment or other payments or benefits under the applicable Section (other than the Standard Entitlements), as well as any benefits described in those Sections pertaining to the Multi-Year Options and the Performance RSUs, shall be subject to, and conditioned upon, the execution and delivery to Employer by the Executive (or by the Executive’s legal representative, if applicable), within the applicable time period described below, of a severance agreement and general release (the “Release”) in a form that is reasonably satisfactory to Employer and consistent with the form of severance agreement and general release then used by Employer for senior executives.  The form of Release shall be delivered to the Executive on the date of termination in the case of a termination of the Executive’s employment by Employer, or as soon as reasonably practicable following the date of termination in the case of a termination of employment by the Executive or for death or Disability.  The Executive shall have a period of 21 days (or, if required by applicable law, a period of 45 days) from the Executive’s (or the Executive’s legal representative, if applicable) receipt of the form of Release (the “Consideration Period”) in which to execute and return the original, signed Release to Employer.  If the Executive delivers the original, signed Release to Employer prior to the expiration of the Consideration Period and does not thereafter revoke such Release within any period of time provided for such revocation under applicable law, Executive shall be entitled to any Severance Payments and other payments and benefits specified in Section 5.1,  Section 5.2,  Section 5.3 or Section 5.6, as applicable, including benefits described in those Sections pertaining to the Multi-Year Options and the Performance RSUs.

6. Confidential Information.  The Executive will not, during or after the Employment Period, without the prior express written consent of Employer, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Executive’s rights against Employer or a Subsidiary of Employer or to defend himself against any allegations).  The Executive will also proffer to Employer, no later than the effective date of any termination of the Executive’s engagement with Employer for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time.  For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of an Applicable Company or any Subsidiary of an Applicable Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of an Applicable Company or any Subsidiary of an Applicable Company.  Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any of his obligations under this Section).  If the Executive is in breach of any of the provisions of this Section 6 or if any such breach is threatened by the Executive, in addition to and without limiting or waiving any other rights or remedies available to Employer at law or in equity, Employer shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 6.  The Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, the Executive will not use as a defense thereto that there is an adequate remedy at law.

7. Successors and Assigns.  This Agreement will bind and inure to the benefit of and be enforceable by the Executive, Employer, the Executive’s and Employer’s respective successors and assigns and the Executive’s estate, heirs and legal representatives (as applicable).  Without the consent of the Executive, Employer may assign this Agreement to Liberty Interactive or another Applicable Company or to or any other successor to Employer, whereupon the references in this Agreement to “Employer” will become references to such assignee or successor, as applicable.  For the avoidance of doubt, no such assignment shall be treated as a termination of the Executive’s employment with the assignor for purposes of this Agreement.

8. Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Chairman of the Board

To the Executive:	at the address listed in the Company’s personnel records and by email at rnbaer@gmail.com

9. General Provisions.

9.1 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.2 Entire Agreement.   This Agreement, together with the agreements evidencing the Multi-Year Options and the Performance RSUs, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any non-binding term sheets addressing potential provisions of this agreement.

9.3 No Strict Construction; headings.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.  The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

9.4 Counterparts.  This Agreement may be executed and delivered in separate counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

9.5 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, applied without reference to principles of conflict of laws.

9.6 Compliance with Section 409A.  To the extent that the provisions of Section 409A of the Code or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the parties intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent.  The Executive will cooperate with Employer in taking such actions as Employer may reasonably request to assure that this Agreement will meet the requirements of Section 409A of the Code and any regulations promulgated thereunder.  In no event will the Applicable Companies be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.

9.7 Amendment and Waiver.  The provisions of this Agreement may be amended only by a writing signed by Employer and the Executive.  No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default.

9.8 Withholding. All payments to the Executive under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.

9.9 Survival.  Obligations of the Executive and Employer existing as of the date of Separation or expiration of the Employment Period that have not been fully performed or that by their nature would be intended to survive a Separation or expiration will survive and continue in effect in accordance with their terms, including the provisions of Sections 6, 7, 8 and 9.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Executive continues to be employed by Employer following December 31, 2020, such employment will be on an “at will” basis unless and until a new employment agreement is entered into.  For the avoidance of doubt, the provisions of Section 5.1,  Section 5.2 and Section 5.3 entitling the Executive to various cash payments and other benefits upon Separation will not apply to any such Separation that occurs at or after the Close of Business on December 31, 2020.

9.10 Arbitration.  Except as provided in Section 6, any controversy, claim or dispute arising out of or in any way relating to this Agreement (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration.  Both the Executive and Employer acknowledge that they are relinquishing their right to a jury trial.  The Executive and Employer agree that arbitration will be the exclusive method for resolving disputes arising out of or related to the Executive’s employment with Employer.

The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement.  Arbitration will be commenced and heard in the Denver,  Colorado metropolitan area.  Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator.  The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted.  In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law.  Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Discovery, such as depositions or document requests, will be available to Employer and the Executive as though the dispute were pending in U.S. federal court.  The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties.  If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by Employer, provided that the Executive will be required to pay the amount of filing fees equal to that which the Executive would be required to pay to file an action in a Colorado state court.  Each party will pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner.  The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law.  If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement to be effective as of the Effective Date.

LIBERTY MEDIA CORPORATION

By:	/s/ Pamela Coe
Name:	Pamela Coe
Title:	SVP
Executed:	August 23, 2016

EXECUTIVE:

/s/ Richard Baer
Richard Baer
Executed:	August 23, 2016